Registration No. 333-82119
                                                        Rule 424(b)(2)

PRICING SUPPLEMENT No. 30 Dated October 25, 2000
(To Prospectus dated July 22, 1999)

                         $7,500,000,000

   H O U S E H O L D   F I N A N C E   C O R P O R A T I O N

                       Medium Term Notes

           Due Nine Months or More from Date of Issue

Principal Amount:   $204,000,000

Price to Public:    100%                Proceeds to HFC:  99.943%

Issue Date: October 30, 2000    Stated Maturity: October 30, 2002

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on October 26, 2000.

Interest Rate Basis:     LIBOR Telerate.

Spread or Spread Multiplier:  Plus .23% (+ 23 basis points)

Interest  Payment  Dates:   On the 30th of January,  April,  July  and
     October of each year, commencing January 30, 2001, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately proceeding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the Second London Business Day prior to each Interest Payment Date.

Index Maturity:  Three months.

Agent:    Prudential Securities, Inc. - $154,000,000
     Chase Securities, Inc. - $50,000,000

Agent's Discount or Commission:    .057%